Exhibit 10.1

Amusement Equipment Rental Agreement

Party A (Lessor): Nanping Golden Carnival Cultural Development Co., Ltd

Party B (Lessee): Fuzhou Yibang Amusement Park Co., Ltd

In view of Party A’s lawful ownership or legal disposal rights of the amusement equipment listed in Annexes I, II, and III of this agreement, and Party B intends to lease such equipment for business purposes, both parties, on the basis of equality, voluntariness, fairness, and good faith, and in accordance with the Civil Code of the People’s Republic of China and relevant laws and regulations, have reached the following agreement:

1. Equipment and scope of rental

1.	Party A agrees to lease the amusement equipment listed in Attachments 1, 2, and 3 of the “Rental Equipment List” (hereinafter referred to as “Rental Equipment”) to Party B for use. The specific name, model, number, and quantity of the rental equipment shall be as specified in Attachments 1, 2, and 3. Attachments 1, 2, and 3 are integral parts of this agreement

2.	This agreement only leases equipment and does not include amusement park venues, houses, buildings, land use rights, parking lots, supporting facilities, amusement park operation rights, or other property rights. Party B shall provide all necessary premises, houses, water and electricity, infrastructure, administrative approvals, and business qualifications required by Party B and be responsible for legal compliance.

3.	Party B promises to use the rental equipment only for lawful amusement business activities, shall not change the use of the equipment without authorization, nor sublease, lend, mortgage, pledge, sell, dismantle, alter, or entrust the rental equipment to third parties.

4.	Party B shall ensure that the location is legal, safe, and suitable for equipment installation and operation.

2. Lease Term

1.	The lease term is from January 1, 2026, to October 31, 2036, totaling 10 years

2.	Upon expiration of the lease term or termination of this agreement, Party B shall return the leased equipment to Party A according to Attachment 1 and the Equipment Delivery Acceptance Form, except for normal wear and tear. Party B shall not retain the leased equipment.

3. Equipment Delivery and Acceptance

1.	Party A shall deliver the leased equipment to Party B by November 1, 2026

2.	Party B shall conduct acceptance within 10 days after receiving the equipment. If there is a shortage in quantity, model mismatch, or obvious quality issues, Party A shall be notified in writing; If no objection is raised within the time limit, acceptance shall be deemed passed, except for hidden defects in the equipment and statutory inspection responsibilities that Party A should bear

3.	The costs of equipment transportation, installation, commissioning, dismantling, and basic fabrication shall be borne by Party B; If there are other written agreements between the parties, those shall prevail

4. Rent and payment methods

1.	The rent standard is Attachment 1 44 million yuan, Attachment 2 40 million yuan, and Annex 3 26.4 million yuan, totaling 110.4 million yuan per year (in words: 111.4 million yuan), paid monthly

2.	Party B shall pay the rent to the account designated by Party A within the first ten working days of each month.

3.	Starting from the second year, rent increases at an annual rate of 2%.

4.	If Party B delays payment of rent, a late fee of 0.05% of the overdue amount shall be paid to Party A for each day overdue.

Party A’s Receiving Account:
Account Name: Nanping Golden Carnival Cultural Development Co., Ltd
Account: 1406041609600191486

5. Daily use, maintenance, and safety

1.	Party B is responsible for the daily cleaning, inspection, storage, and operational safety management of the leased equipment. Party B shall ensure that the equipment is in good working condition and meets safety operation standards.

2.	Party B shall assign qualified operators and establish comprehensive safety management systems and emergency plans, including but not limited to fire, equipment failure, sudden illness among tourists, etc., to ensure visitor safety.

3.	Party B shall regularly inspect the leased equipment and promptly identify and address safety hazards; If major faults or safety hazards are found, Party B shall immediately stop using them and notify Party A.

4.	Party B shall not dismantle, modify, or repair the leased equipment or replace major components without authorization. If equipment damage is caused by Party B’s unauthorized dismantling or modification, Party B shall bear the responsibility for repair or compensation.

5.	Party B shall purchase public liability insurance for the operation of the leased equipment

6. Equipment replacement and annual inspection

1.	If the leased equipment needs to be replaced due to natural wear or end of service life, Party A shall be responsible for replacement, and the related costs shall be borne by Party A; If replacement is required due to Party B’s reasons, Party B shall bear the costs.

2.	Party B shall notify Party A in advance of specific equipment inspection or replacement needs and cooperate with Party A to complete related work.

3.	The statutory annual inspection of the leased equipment shall be handled by Party A, and Party B shall provide necessary assistance. If the annual inspection is delayed due to Party B’s failure to provide necessary assistance, Party B shall bear the corresponding responsibility.

7. Liability for equipment damage and loss

1.	If the leased equipment is damaged or lost due to human factors caused by Party B, its customers, or Party B’s staff, Party B shall bear the responsibility for repair or compensation.

2.	For damage caused by force majeure or natural causes, both parties should negotiate and resolve the issue based on the actual situation, and if necessary, a third-party organization may be engaged for assessment.

3.	After the equipment is delivered to Party B, Party B shall fulfill its obligation to properly safeguard it; If the equipment is damaged or lost due to Party B’s poor storage, Party B shall bear the compensation responsibility. Damage caused by the equipment’s own quality defects shall be borne by Party A.

8. Liability for Breach of Contract

1.	If either party violates the terms of this agreement, they shall pay a penalty of 10% of the annual rent, and this does not affect the non-breaching party’s right to request the breaching party to continue performing the agreement or terminate this agreement.

2.	If the breach causes losses to the other party, the breaching party shall also compensate the other party for the direct losses suffered, including but not limited to reasonable costs such as attorney fees and litigation costs.

9. Dispute Resolution

1.	Any disputes arising during the execution of this agreement shall first be resolved through friendly consultation; If negotiation fails, either party may file a lawsuit with the people’s court having jurisdiction at Party A’s location.

10. Others

1.	For matters not covered in this agreement, both parties may sign a supplementary agreement, which shall have the same legal effect as this agreement.

2.	This agreement is made in two copies, with Party A and Party B each holding one copy, both having equal legal effect.

3.	This agreement shall take effect from the date of sealing by both parties.

Party A (Seal): Nanping Golden Carnival Cultural Development Co., Ltd
Date: October 27, 2026

Party B (Seal): Fuzhou Yibang Amusement Park Co., Ltd
Date: October 27, 2026

Schedule 1

Schedule 2

Schedule 3